Exhibit 99.1

Sussex Bancorp	Contacts: Anthony Labozzetta, President/CEO
200 Munsonhurst Road	Candace Leatham, SVP/CFO
Franklin, NJ 07416	973-827-2914

SUSSEX BANCORP ANNOUNCES 154% INCREASE IN FIRST QUARTER 2010 EARNINGS
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FRANKLIN, NEW JERSEY – April 28, 2010– Sussex Bancorp (NASDAQ: “SBBX”) today announced its financial results for the first quarter ended March 31, 2010.

For the quarter ended March 31, 2010, the Company earned net income of $643 thousand, an increase of 154.2% from net income of $253 thousand for the first quarter of 2009.   Basic and diluted earnings per share were $0.20 in the first quarter of 2010 compared to $0.08 for the first quarter of 2009.  “We are encouraged by our first quarter results” said Anthony Labozzetta, Sussex's President and Chief Executive Officer.  “With the continued strengthening of our core earnings and strong capital, we believe that we are well positioned to execute our community bank strategy of delivering an extraordinary experience for our customers while assisting with their financial needs” added Mr. Labozzetta.

 The Company’s net interest income increased $855 thousand, to $4.0 million for the quarter ended March 31, 2010 from $3.1 million for the first quarter of 2009. This, in large part, is a product of management’s effort to reduce funding costs, which helped improve the Company’s net interest margin by 81 basis points to 3.84% in the first quarter of 2010 as compared to the same period in 2009.  The average rate paid on interest bearing liabilities declined 115 basis points to 1.57% in the first three months of 2010 compared to 2.72% in the same period one year earlier.

Excluding holding gains on trading securities, the Company’s non-interest income decreased $132 thousand, or 10.1%, to $1.2 million for the quarter ended March 31, 2010 from $1.3 million for the first quarter of 2009.  The decrease in non-interest income is attributable to lower insurance commissions and lower service charges on deposit accounts.

The Company’s non-interest expenses remained unchanged at $3.5 million for the quarters ended March 31, 2010 and 2009.  The Company incurred higher expenses for FDIC assessments and salary and benefits in the first quarter of 2010 as compared to the same period a year ago.  Offsetting the overall impact of these items was a decrease in foreclosed real estate expenses and other expense savings resulting from cost control initiatives implemented during 2009. Maintaining non-interest expenses at the first quarter 2009 level, coupled with the increase in net interest income, resulted in a 12.1% decrease in the Company’s efficiency ratio to 65.1% for the first three months of 2010 compared to the first quarter of 2009.

At March 31, 2010, non-performing assets, which include non-accrual loans and foreclosed real estate, increased $5.4 million, to $26.4 million compared to $21.0 million at December 31, 2009, as foreclosed real estate increased by $486 thousand and non-accrual loans increased $4.9 million.  As a result of this increase in non-performing assets, the ratio of non-performing assets to total assets increased to 5.59% at March 31, 2010 from 4.61% at December 31, 2009.  “Mr. Labozzetta noted that the increase in nonperforming assets reflects, among other things, management’s aggressive approach to identifying and resolving the Bank’s troubled assets.”

At March 31, 2010 the Company’s total assets were $471.8 million, an increase of $17.0 million, or 3.7%, compared to total assets of $454.8 million at December 31, 2009.  The Company’s total deposits increased $16.0 million, or 4.3%, to $388.1 million at March 31, 2010 from $372.1 million at December 31, 2009.  The growth in deposits was primarily in core deposits, as they increased $13.2 million and time deposits grew $2.8 million between the two periods.  The Company’s gross loans, net of unearned income decreased $3.2 million to $329.8 million at March 31, 2010 from $333.0 million at December 31, 2009.  At March 31, 2010, the leverage capital, tier 1 capital to risk weighted assets and total capital to risk weighted assets ratios of Sussex Bank, the Company’s bank subsidiary, were 9.03%, 12.13% and 13.38%, respectively, all in excess of the 5%, 6% and 10% ratios required to be deemed “well capitalized” under regulatory requirements.

Sussex Bancorp is the holding company for Sussex Bank, which operates through its main office in Franklin, New Jersey and branch offices in Andover, Augusta, Newton, Montague, Sparta, Vernon and Wantage, New Jersey, Port Jervis and Warwick, New York and for the Tri-State Insurance Agency, Inc., a full service insurance agency located in Sussex County, New Jersey.

CONSOLIDATED BALANCE SHEETS
(Unaudited)

(Dollars in thousands, except share data)	March 31, 2010	December 31, 2009

ASSETS
Cash and due from banks	$15,694	$8,779
Federal funds sold	25,705	14,300
Cash and cash equivalents	41,399	23,079

Interest bearing time deposits with other banks	600	100
Trading securities	2,573	2,955
Securities available for sale	73,761	71,315
Federal Home Loan Bank Stock, at cost	2,045	2,045

Loans receivable, net of unearned income	329,782	332,959
Less: allowance for loan losses	6,225	5,496
Net loans receivable	323,557	327,463

Foreclosed real estate	4,329	3,843
Premises and equipment, net	7,067	7,065
Accrued interest receivable	1,857	1,943
Goodwill	2,820	2,820
Other assets	11,753	12,213

Total Assets	$471,761	$454,841

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Deposits:
Non-interest bearing	$37,812	$34,155
Interest bearing	350,259	337,920
Total Deposits	388,071	372,075

Borrowings	33,075	33,090
Accrued interest payable and other liabilities	2,408	2,262
Junior subordinated debentures	12,887	12,887

Total Liabilities	436,441	420,314

Total Stockholders' Equity	35,320	34,527

Total Liabilities and Stockholders' Equity	$471,761	$454,841

SUSSEX BANCORP
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended March 31,
(Dollars in thousands)	2010	2009

INTEREST INCOME
Loans receivable, including fees	$4,680	$4,808
Securities:
Taxable	514	627
Tax-exempt	263	273
Federal funds sold	7	12
Interest bearing deposits	2	7
Total Interest Income	5,466	5,727

INTEREST EXPENSE
Deposits	1,104	2,169
Borrowings	352	352
Junior subordinated debentures	53	104
Total Interest Expense	1,509	2,625

Net Interest Income	3,957	3,102
PROVISION FOR LOAN LOSSES	737	639
Net Interest Income after Provision for Loan Losses	3,220	2,463

OTHER INCOME
Service fees on deposit accounts	334	367
ATM fees	115	107
Insurance commissions and fees	547	614
Investment brokerage fees	60	47
Holding gains on trading securities	11	35
Loss on sale of foreclosed real estate	4	(1)
Other	110	168
Total Other Income	1,181	1,337

OTHER EXPENSES
Salaries and employee benefits	1,841	1,783
Occupancy, net	347	352
Furniture, equipment and data processing	299	340
Stationary and supplies	44	45
Professional fees	159	183
Advertising and promotion	51	59
Insurance	56	41
FDIC Assessment	224	150
Postage and freight	31	42
Amortization of intangible assets	4	5
Write-down on foreclosed real estate	29	-
Expenses related to foreclosed real estate	69	183
Other	382	365
Total Other Expenses	3,536	3,548

Income before Income Taxes	865	252
PROVISION (BENEFIT) FOR INCOME TAXES	222	(1)
Net Income	$643	$253

SUSSEX BANCORP
COMPARATIVE AVERAGE BALANCES AND AVERAGE INTEREST RATES
(Unaudited)

	Three Months Ended March 31,
(Dollars in thousands)	2010			2009
	Average		Average	Average		Average
Interest earning assets:	Balance	Interest (1)	Rate (2)	Balance	Interest (1)	Rate (2)
Securities:
Tax exempt (3)	$26,817	$394	5.96%	$26,709	$408	6.19%
Taxable	48,949	514	4.26%	56,817	627	4.48%
Total securities	75,766	908	4.86%	83,526	1,035	5.02%
Total loans receivable (4)	330,709	4,680	5.74%	322,535	4,808	6.05%
Other interest-earning assets	25,656	9	0.14%	26,676	19	0.29%
Total interest earning assets	432,131	$5,597	5.25%	432,737	$5,862	5.49%

Non-interest earning assets	37,836			34,491
Allowance for loan losses	(5,808)			(6,000)
Total Assets	$464,159			$461,228

Interest bearing liabilities:
Interest bearing deposits:
NOW	$61,623	$143	0.94%	$57,897	$159	1.11%
Money market	12,435	24	0.78%	14,703	48	1.33%
Savings	167,546	494	1.20%	159,739	1,026	2.61%
Time	103,096	443	1.74%	112,901	936	3.36%
Total interest bearing deposits	344,699	1,104	1.30%	345,240	2,169	2.55%
Borrowed funds	33,081	352	4.25%	33,138	352	4.25%
Junior subordinated debentures	12,887	53	1.64%	12,887	104	3.22%
Total interest bearing liabilities	390,667	$1,509	1.57%	391,265	$2,625	2.72%

Non-interest bearing liabilities:
Demand deposits	36,840			36,479
Other liabilities	1,705			1,261
Total non-interest bearing liabilities	38,545			37,740
Stockholders' equity	34,947			32,223
Total Liabilities and Stockholders' Equity	$464,159			$461,228

Net Interest Income and Margin (5)		$4,088	3.84%		$3,237	3.03%

(1) Includes loan fee income
(2) Average rates on securities are calculated on amortized costs
(3) Full taxable equivalent basis, using a 39% effective tax rate and adjusted for TEFRA (Tax and Equity Fiscal Responsibility Act) interest expense disallowance
(4) Loans outstanding include non-accrual loans
(5) Represents the difference between interest earned and interest paid, divided by average total interest-earning assets